Exhibit 5.1

August 29, 2007

Sterling Bancshares, Inc.

2550 North Loop West, Suite 600

Houston, Texas 77092

Re:	Sterling Bancshares, Inc. Registration Statement on Form S-8

Gentlemen:

I have acted as General Counsel to Sterling Bancshares, Inc. (the “Company”) in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering (i) $6,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of the Company which may be issued pursuant to the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated) (the “Plan”), and (ii) 100,000 shares of the Company’s common stock, par value $1.00 per share, which may hereafter be distributed pursuant to the Plan (the “Shares”). Such Shares may be issued and outstanding shares of the Company’s common stock acquired on the open market pursuant to the Plan, or may be newly issued shares of the Company’s common stock.

As such counsel, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that (i) the Deferred Compensation Obligations, when established in accordance with the terms and conditions of the Plan, will be valid and binding obligations of the Company,

August 29, 2007

enforceable in accordance with the terms of the Plan, subject, as to enforcement, (a) to bankruptcy, insolvency, reorganization, receivership, moratorium, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors generally, and (b) to general principles of equity, whether such enforcement is considered in a proceeding at law or at equity, and (ii) if the Shares are acquired through the Plan from the Company, the Shares will be, if and when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable.

The opinion herein is limited to the corporate laws of the State of Texas, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

I consent to the use of this opinion as an exhibit to the Registration Statement. I also consent to any and all references to myself in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered as of the date hereof and solely for your benefit in connection with the Registration Statement.

Very truly yours,

/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and
General Counsel